Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-201222, No. 333-23855, No. 333-69731, No. 33-84826 and No. 33-89258) of Barnes & Noble, Inc., and

(2) Registration Statement (Form S-8 No. 333-27033, No. 33-89260, No. 333-90538, No. 333-116382, No. 333-59111, No. 333-160560 and No. 333-183869) pertaining to the Employees’ Savings Plan of Barnes & Noble, Inc.;

of our reports dated June 21, 2018, with respect to the consolidated financial statements and schedule of Barnes & Noble, Inc. and the effectiveness of internal control over financial reporting of Barnes & Noble, Inc. included in this Annual Report (Form 10-K) of Barnes & Noble, Inc. for the year ended April 28, 2018.

/s/ ERNST & YOUNG LLP
New York, New York
June 21, 2018